FOR IMMEDIATE RELEASE Houston July 15, 2021

BP Midstream Partners LP (NYSE: BPMP) Exhibit 99.1

BPMP DECLARES SECOND QUARTER 2021 DISTRIBUTION
AND ADVANCE NOTICE OF SECOND QUARTER 2021 RESULTS

Second quarter 2021 distribution

BP Midstream Partners LP (“BPMP” or the “Partnership”) today announced that the Board of Directors of BP Midstream Partners GP LLC, the general partner of the Partnership, declared a quarterly cash distribution of $0.3475 per unit for the second quarter of 2021, consistent with the level of distribution for the first quarter 2021.

The second quarter 2021 distribution will be payable on August 12, 2021, to unitholders of record as of July 29, 2021, with an ex-distribution date of July 28, 2021.

Second quarter 2021 results release date

BPMP will release its second quarter 2021 results on Thursday, August 5, 2021. A webcast and conference call will be held that day at 9 a.m. CDT.

Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2021 Second Quarter Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option.

Financial information, including the earnings release and other investor-related materials, will also be available online. A replay of the webcast will be posted on the BPMP website following the live event.

About BP Midstream Partners

BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for BP and other customers to transport onshore crude oil production to BP’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

For more information on BPMP and the assets owned by the Partnership, please visit www.bpmidstreampartners.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Further Information

BPMP investor relations: (832) 664-3187 or bpmpir@bp.com

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